Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
MCBC HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, MCBC Holdings, Inc. (the “Corporation”) hereby adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation and certifies as follows:

1.	The name of this corporation is MCBC Holdings, Inc.
2.	The amendment so adopted is:

The Amended and Restated Certificate of Incorporation is hereby amended by deleting the following phrase:

“Article 1.

The name of the corporation is MCBC Holdings, Inc. (the “Corporation”).”

and substituting in lieu thereof the following phrase:

“Article 1.

The name of the corporation is MasterCraft Boat Holdings, Inc. (the “Corporation”).”

3.Except as hereinabove amended, the Amended and Restated Certificate of Incorporation remains in full force and effect.

4.The foregoing Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation as of November 7, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Terry McNew, its Chief Executive Officer, on November 7, 2018.

MCBC HOLDINGS, INC.

By: _/s/ Terry McNew_______________________
Name: Terry McNew
Title: Chief Executive Officer